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                                                                   Exhibit 8(K)

                       SHAREHOLDER INFORMATION AGREEMENT

   This AGREEMENT is made as of April 16, 2007 , by and among the undersigned ("Intermediary") , and Evergreen Service Company, LLC ("ESC") and Evergreen Investment Services, Inc. ("EIS"), acting on behalf of the Evergreen Funds, a family of open-end investment companies registered under the Investment Company Act of 1940 (the "Funds"). The Funds, ESC and EIS are collectively referred to as "Evergreen". ESC, EIS and the Intermediary are collectively referred to herein as the "Parties".

   WHEREAS, ESC serves as the shareholder servicing and transfer agent for the Funds;

   WHEREAS, Intermediary either is (i) a "financial intermediary" with respect to the Funds, as such term is defined in Rule 22c-2 under the Investment
Company Act of 1940 ("Rule 22c-2"), or (ii) an agent of one or more such financial intermediaries (in the event the undersigned is an agent, then the term "Intermediary" as used herein shall refer to each financial intermediary for which the undersigned Intermediary serves as agent for purposes of this Agreement; a list of such financial intermediaries is attached hereto as Exhibit A which shall be amended in writing by agent on an as needed basis); and

   WHEREAS, pursuant to Rule 22c-2, Evergreen is required to enter into a written agreement with Intermediary under which Intermediary agrees to
(i) provide, at Evergreen's request, certain identity and transaction information with respect to shareholders who hold their shares through an account with the Intermediary, and (ii) execute instructions from Evergreen to restrict or prohibit future purchases or exchanges by such shareholders.

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree as follows:

1. Agreement to Provide Information. Intermediary agrees (i) to provide Evergreen, promptly upon request, the taxpayer identification number, if known (or in the case of non U.S. shareholders, if the TIN is unavailable, the International TIN or other government issued identifier) ("TIN"), of any or all shareholder(s) that purchased, redeemed, transferred or exchanged their shares through an account maintained by Intermediary, and the amounts and dates of such purchases, redemptions, transfers, and exchanges, in each case during the period covered by the request, and (ii) to use its best efforts to determine, promptly upon request, whether any shareholder identified in information provided pursuant to the foregoing clause (i) is itself a "financial intermediary" as defined in Rule 22c-2 ("indirect intermediary"); provided, however, that Intermediary shall not be obligated to provide the foregoing information until October 16, 2007.

   a. Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which identification and transaction information is sought.

   b. Form and Timing of Response. Intermediary agrees to transmit the requested information to Evergreen promptly, but in any event not later than ten (10) business days, after receipt of a request. To the extent practicable, the format for any transaction information provided to Evergreen should be consistent with the NSCC Standardized Data Reporting Format.

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   c.  Limitations on Use of Information. Evergreen agrees that neither it nor its affiliates will use the shareholder information received from Intermediary for marketing or any other similar purpose without the prior written consent of the Intermediary, and will limit the dissemination of such shareholder information to its employees who have a "need to know" such information.

2. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from Evergreen to restrict or prohibit future purchases or exchanges of shares through Intermediary's account, by a shareholder that has been identified by Evergreen as having engaged in transactions in Fund shares that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. With respect to each indirect intermediary holding shares through Intermediary's account, Intermediary agrees to, upon further request by Evergreen to, (A) provide (or arrange to have provided) the identification and transaction information set forth in clause (i) of paragraph 1 above regarding shareholders who hold accounts with any such indirect intermediary, or (B) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, shares issued by the Funds.

   a. Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

   b. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by the Intermediary.

   c. Confirmation by Intermediary. Intermediary must provide written confirmation to Evergreen that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3. Definitions. For purposes of this paragraph:

   a. The term "shareholder" means: (i) an indirect intermediary that holds accounts with the Intermediary; (ii) the beneficial owner of shares of a Fund, whether the shares are held directly or by Intermediary in nominee name; (iii) a retirement plan participant that directs that his or her plan account be invested in a Fund, notwithstanding that the plan may be deemed to be the beneficial owner of the Fund shares; and (iv) the holder of interests in a variable annuity or variable life insurance contract issued by Intermediary to the extent Intermediary invests the proceeds from the sale of such contract in a Fund.

   b. The term "written" includes electronic writings and facsimile transmissions.

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4. Miscellaneous.

   a. If permissible by law, Evergreen will notify Intermediary of any regulatory requests received with respect to shareholder information related to the Intermediary's accounts.

   b. The Parties indemnify each other for damages resulting from the offending party's breach of contract, and for the offending party's negligence arising under this Agreement.

   c. Evergreen acknowledges that Intermediary is not responsible for the accuracy of information provided by an indirect intermediary.

   d. Evergreen agrees that any decision to prohibit a shareholder from trading will be done so in an even-handed, non-discriminatory manner.

   e. Upon hiring its personnel, Evergreen represents that a criminal, drug and credit check was conducted.

   f. EIS agrees to abide by the requirements set forth by the NASD for member firms as to compliance with the investigation of background information of its registered employees including, but not limited to, employment verification and DOJ/FBI finger print searches for criminal records identification. EIS will also abide by the standards of reportable criminal matters and statutory disqualifications for said employees.

   IN WITNESS WHEREOF, the undersigned has caused this Agreement to be effective as of the date written above.

Pruco Life Insurance Company                      Evergreen Service Company, LLC

                                                  /s/ Peggy Schooley
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                                                  Peggy Schooley, President
Pruco Life Insurance Company of New Jersey


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American Skandia Life Assurance
Corporation


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